Exhibit 8.1

1114 Avenue of the Americas, 23rd Floor New York, New York 10036.7703 USA P. 212.880.6000 | F. 212.682.0200 www.torys.com

June 15, 2018

Franco-Nevada Corporation

199 Bay Street, Suite 2000

P.O. Box 285

Commerce Court West

Toronto, Ontario

Canada M5L 1G9

Ladies and Gentlemen:

We have acted as United States federal income tax counsel to Franco-Nevada Corporation, a corporation formed under the laws of Canada, in connection with the registration statement under the Securities Act of 1933, as amended, on Form F-3 (the “Registration Statement”) filed with the Securities and Exchange Commission on the date hereof.

We hereby confirm to you that, insofar as it relates to United States federal income tax matters, the discussion set forth under the caption “United States Income Tax Considerations for U.S. Participants,” subject to the qualifications, exceptions, assumptions, and limitations contained therein, is our opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references therein to us. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Torys LLP